Exhibit 97.1

AMENDED AND RESTATED

COMPENSATION RECOVERY POLICY

Adopted November 1, 2023

Purpose

The Compensation & Talent Development Committee (the “Committee”) of the Board of Directors (the “Board”) of Berry Global Group, Inc. (the “Company”) believes that it is in the best interest of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability, and that reinforces the Company's pay-for-performance compensation philosophy. The Committee has therefore adopted this Amended and Restated Compensation Recovery Policy (the “Policy”) which provides for the recovery of certain executive compensation in accordance with the New York Stock Exchange listing standards effective October 2, 2023 (the “Listing Standard”).

Definitions

For purposes of this Policy, the following terms shall have the following meaning:

“Covered Executives” means the Company's current and former executive officers as determined by the Committee in accordance with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Listing Standard, and such other senior executives and employees who may from time to time be deemed subject to this Policy by the Committee.

“Effective Date” means the date this Policy is adopted by the Committee.

“Incentive Compensation” means any cash or equity-based compensation that is Received by a Covered Executive after the effective date of the Listing Standard upon the attainment of a performance goal based on one or more of the following measures: (i) any financial reporting measures that are based on accounting principles using the Company’s financial statements and any measures derived, wholly or in part, from these financial reporting measures, including GAAP and non-GAAP financial measures; (ii) Company stock price; or (iii) Company total shareholder return (“TSR”) (each measure referred to as a “Financial Goal”).  For the avoidance of doubt, a Financial Goal need not be presented in the Company’s financial statements or included in a filing with the SEC. The Covered Executive’s cash or equity-based compensation that is based purely on non-financial reporting measures (such as the Covered Executive’s salary, discretionary cash bonuses, and time-based vesting stock options and restricted stock) is not Incentive Compensation subject to this Policy.

Incentive Compensation is deemed “Received” in the fiscal period during which the Financial Goal is attained. If an award is subject to multiple vesting conditions, it is deemed “Received” by the Covered Executive during the fiscal period that the Financial Goal is attained, even if payment, vesting or grant of the Incentive Compensation occurs after the end of that fiscal period.

“Restatement” means an event that (i) requires the Company to (A) prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements and (B) file an Item 4.02 Form 8-K, or (ii) would result in a material misstatement if the error in previously issued financial statements was corrected in the current period or left uncorrected in the current period.

Triggering Events

This Policy will be triggered on (the “Triggering Event”) the earlier of:

i.	The date the Committee or the Company’s Chief Financial Officer concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, or

ii.	The date a court, regulator or other legally authorized body directs the Company to prepare a Restatement.

Recovery of Compensation

Upon the occurrence of a Triggering Event, the Company shall recover Incentive Compensation that is Received by a person (i) after beginning service as a Covered Executive, (ii) who served as a Covered Executive an any time during the performance period for the applicable Incentive Compensation and (iii) during the three completed fiscal years that immediately precede the date the Company is required to prepare a Restatement and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years. In the event recovery is required by this Policy, the Committee will, in its sole discretion, determine the method for recovering Incentive Compensation for the relevant period, which methods may include, without limitation, one or more of the following:

•	requiring reimbursement of cash Incentive Compensation previously paid;

•	offsetting the recovered amount from any compensation otherwise owed by the Company to the Covered Executive;

•	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

•	cancelling the payment, grant or vesting of any pending Incentive Compensation award;

•	cancelling outstanding vested or unvested equity awards; and/or

•	reverting to unvested any equity-based Incentive Compensation that vested as a result of a Financial Goal being attained.

For the avoidance of doubt, except as set forth under “Interpretation and Limitations” below, in no event will the Company accept an amount that is less than the amount of erroneously awarded Incentive Compensation in satisfaction of a Covered Executive’s obligations hereunder. The amount of erroneously awarded Incentive Compensation that is subject to recovery is the amount the Covered Executive Received in excess of the amount that would have been Received based on the financial statements following the Restatement. Any erroneously awarded compensation is computed on a pre-tax basis.

For erroneously awarded Incentive Compensation based on TSR or stock price, the recovered amount must be based on a reasonable and documented estimate of the effect of the Restatement on the applicable financial measure.

For cash awards, the erroneously awarded Incentive Compensation is the difference between the amount of the cash award (whether payable as a lump sum or over time) that was Received and the amount that should have been Received applying the restated financial reporting measure. For cash awards paid from bonus pools, the erroneously awarded Incentive Compensation is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated financial reporting measure.

For equity awards, if the shares or equity awards are still held at the time of recovery, the erroneously awarded Incentive Compensation is the number of such securities Received in excess of the number that should have been Received applying the restated financial reporting measure (or the value of that excess number). If shares have been issued upon exercise or settlement of the equity awards, but the underlying shares have not been sold, the erroneously awarded compensation is the number of shares underlying the excess equity awards (or the value thereof).

The Committee reserves the right, which it shall exercise in its sole discretion, to take any other remedial and recovery action permitted by law for recovery purposes.

Administration

This Policy shall be administered by the Committee. Any determinations made by the Committee shall be final and binding on all affected individuals. In the event of a Restatement, the Committee shall take reasonably prompt action after the date of the Restatement to determine the amount of any erroneously awarded Incentive Compensation for each Covered Executive in connection with such Restatement and, thereafter, shall promptly provide each Covered Executive with a written notice containing the amount of erroneously awarded Incentive Compensation and a demand for repayment or return, as applicable.

Interpretation and Limitations

The Committee is authorized to interpret this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. The Committee shall consider, among other things, when deciding whether to require recovery of compensation under this policy, whether: (i) recovery would violate foreign home country laws;1 (ii) recovery would be impracticable (e.g., expenses paid to a third party to assist in enforcing this Policy against a Covered Executive would exceed the amount to be recovered);2 or (iii) recovery would be from a tax-qualified plan.

Notwithstanding the terms of any of the Company’s organizational documents, any corporate policy or any contract, the Company shall not indemnify any current or Covered Executive against the risk of enforcement under this Policy (including the loss of any erroneously awarded Compensation itself), nor shall it provide any insurance protection against the same.

Amendment; Termination

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect regulations that may be adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company's shares are listed. The Committee may terminate this Policy at any time.

1 Before determining that recovery would be a violation of any home country law, the Company will obtain an opinion of home country counsel and provide a copy of the opinion in a form acceptable to the NYSE.

2 Before determining that recovery would be impracticable, the Company will make a reasonable attempt to recover, document such attempts, and provided such documentation to the NYSE.

Other Recovery Rights

The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy, including pursuant to the written acknowledgement in the form set forth on Exhibit A; provided that, failure to provide notice of the Policy or obtain such an agreement or acknowledgement shall have no impact on the applicability or enforceability of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement or similar agreement and any other legal remedies available to the Company.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit A

BERRY GLOBAL GROUP, INC. (the “Company”)

AMENDED & RESTATED COMPENSATION RECOVERY POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned (i) acknowledges and confirms that the undersigned has received and reviewed a copy of the Company’s Amended & Restated Compensation Recovery Policy (the “Policy”) and (ii) acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company, including with respect to any employment agreement, equity award agreement or similar agreement with the undersigned.  Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any erroneously awarded Incentive Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

Signature

Print Name:

Date: